Exhibit 10.61

EMPLOYMENT AGREEMENT

            This Employment Agreement ("Agreement") is made by and between KFx Inc. ("Employer") and William G. Laughlin ("Executive") (individually, a "party" and together, the "parties").  This Agreement shall be effective as of March  1, 2005.

            1.         Position.  Executive will begin employment with Employer on March 1, 2005 and be recommended to the Board of Directors for appointment as Senior Vice President & General Counsel at the next regularly scheduled board meeting.  Executive's precise responsibilities and job description are subject to change at any time based on the discretion of the Employer's board of directors (the "Board").  Executive shall devote substantially full time and attention to the business of the Employer during the term of this Agreement and shall perform all duties as may be required of him.

            2.         At-will Employment.  Executive and Employer expressly agree that Executive's employment with Employer is "at-will," meaning that either Executive or Employer may terminate the employment relationship with or without cause and with or without notice at any time.  In the event that either Executive or the Employer terminates the employment relationship, this Agreement shall also terminate, effective the same date as the termination of the employment relationship.  The at will nature of the employment relationship may only be modified in a writing signed by Executive and Employer's Chief Executive Officer, as authorized by the Board.

            3.         Compensation.

                        3.1       Annual Salary.  Employer shall pay to Executive an annual salary of $183,000.  Salary increases shall not be automatic, but instead shall be in the sole and absolute discretion of Employer's Board.

                        3.2       Bonus.  Upon the first anniversary date of Executive's initial date of employment or in the event of and upon Executive's termination without cause before such date, Executive will be paid a guaranteed bonus of no less than $90,000.  Any subsequent bonuses are at the sole and absolute discretion of the Board.

                        3.3       Options.  The Board shall grant stock options to the Executive pursuant to the terms and conditions of the non-qualified stock option agreements attached hereto, and incorporated by reference herein, as Exhibit A.  The exercise price shall be the closing market price of Employer common stock on the date of grant by the Board.

            4.         Other Benefits.

                        4.1       PTO.  Executive shall accrue 27 PTO days each year.  The policies and rules regarding accrual and vesting are those set forth in Employer's Human Resources Policy & Procedures Manual.  Employer reserves the right to revise its policies and rules regarding accrual and vesting of vacation.

                        4.2       Health Benefits.  Employer shall offer Executive health benefits on the same terms that it offers benefits to other Executives.

                        4.3       Other Benefits.  With regard to other benefits, Executive shall be entitled to those benefits on the same terms as Employer offers those benefits to regular, full-time Executives.

            5.         Relocation Expenses.  Employer will pay directly or reimburse Executive for reasonable and customary expenses associated with relocating from Texas to Colorado.  Said expenses shall include moving expenses as well as temporary housing for up to twelve months.  Such relocation costs shall include an initial move of clothes and household items, furniture (if unfurnished temporary housing is utilized), office files and books (which will be moved from Executive’s current office in Houston, Texas to Employer’s office) and a final move upon permanent relocation to the Denver, Colorado area.  Further, such relocation costs shall include closing costs on the sale of Executive’s home in Houston and customary purchaser-paid costs (but excluding “points” to buy-down an interest rate) on a home in the Denver metro area. Any such payment or reimbursement will be treated as taxable income as required by applicable state and federal law.

            6.         Nondisclosure of Confidential Information.  Executive acknowledges that the protection of confidential or proprietary information and trade secrets (“Confidential Information”) is essential to the Employer.  To protect such information, Executive shall not, during the term of this Agreement or at any time thereafter, disclose any Confidential Information that he may acquire in the performance of his duties to anyone outside of the Employer, and will not use any Confidential Information for his own benefit or for the benefit of any third party, except as permitted by the Board or required by law.  Executive agrees that upon termination of employment, or at any time the Employer may request, he will deliver promptly to the Employer all memoranda, notices, records, reports, computer files, diskettes or other removable computer storage media, e-mail, and other documents (and copies thereof) relating to the business of the Employer, including but not limited to Confidential Information, which he may then possess or have under his control.  Should Executive be compelled to disclose, by judicial or administrative process, any Confidential Information, he agrees that prior to disclosing such information, he will provide written notice to the Employer as soon as practicable and, if possible, at least ten (10) days prior to producing such information.  Furthermore, Executive agrees to execute Employer's standard confidentiality, non-competition and inventions agreement.

            7.         Human Resources Policy and Procedures.  Executive agrees to review and abide by Employer's Human Resources Policy & Procedures Manual.  Executive understands that Employer has the right to modify or rescind any policies in its Human Resource Manual, other than the policy regarding at-will employment, for any reason and with or without notice.

            8.         Executive Unrestricted by Other Agreements. Executive represents and warrants to the Employer that he is not subject to any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction that would prohibit Executive from executing this Agreement and performing his duties and responsibilities hereunder, or that would in any manner, directly or indirectly limit or adversely affect the duties and responsibilities which may now or in the future be assigned to Executive by the Employer.

            9.         Gross Up of Benefits.  The payments or reimbursements provided to Executive pursuant to Section 5 which subject Executive to federal, state or other income taxes shall be grossed up to compensate Executive for (i) the net effect of any such taxes and (ii) the net effect of any taxes imposed on Executive by reason of the payments made pursuant to this Section 9, taking into account (1) any tax benefits received by Executive from taxes paid or payable or (2) the tax benefits, if any, to Executive of deductions related to relocation related expenses, with the objective that Executive not lose any portion of the relocation benefit to said taxes.

            10.       General Provisions.

                        10.1     Governing Law and Forum.  This Agreement shall be governed in accordance with the laws of the State of Colorado, without regard to its principles regarding conflicts of law.  Any disputes arising out of Executive's employment or this Agreement shall be brought in the City & County of Denver, Colorado.

                        10.2     Severability.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                        10.3     Binding Effect; Assignability.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives.  The obligations of Executive hereunder are personal, and this Agreement may not be assigned by Executive.

                        10.4     Entire Agreement.  This Agreement and Exhibit A, attached, contain all of the terms agreed upon by the parties with respect to the subject matter of this Agreement, and supersede any and all prior agreements, arrangements, communications, understandings, documents or rules, either oral or in writing, between the parties for the employment of Executive, and contain all of the covenants and agreements between the parties for such employment in any manner whatsoever.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party which are not embodied in this Agreement.  Any modification of this Agreement will be effective only if in writing signed by Executive and Employer's Chief Executive Officer, as authorized by the Board.

Dated:	KFx Inc.

By: Its:

Dated:	William G. Laughlin